Exhibit 10.1

Metropolitan Life Insurance Company, Inc. Real Estate Investments 425 Market Street, Suite 1050 San Francisco, CA 94105 Phone: 415-536-1050 Fax: 415-536-1098	Real Estate Investments

August 20, 2012

Via FEDEX and E-MAIL

New Aventine, L.L.C.

200 West Madison

Suite 1700

Chicago, Il 60606

Attention:	Jon Stanner

Vice President Finance and Treasurer

Re:	MetLife Loan

Hyatt Regency at Aventine Hotel

8930 University Center Lane, La Jolla, San Diego County, California 92122

Dear John:

Please refer to (i) that certain Promissory Note dated as of August 31, 2007 made by New Aventine, L.L.C., (“Borrower”) in favor of Metropolitan Life Insurance Company in the original principal amount of $72,500,000 and (ii) that certain Promissory Note dated as of August 31, 2007 made by Borrower in favor of MetLife Bank, N.A. in the original principal amount of $25,000,000.00 (collectively, the “Notes”) for a total loan amount of $97,500,000 (the “Loan”).

The Notes are secured by, among other things, that certain Deed of Trust, Security Agreement and Fixture Filing (“Deed of Trust”) dated as of August 31, 2007, and recorded on September 4, 2007, as Doc. No. 2007-0583284 in the Official Recorder’s Office of San Diego County, California and that certain Assignment of Leases dated as of August 31, 2007, and recorded on September 4, 2007, as Doc. No. 2007-0583285 in the Official Recorder’s Office of San Diego County, California (the “Assignment”).

The Notes, Deed of Trust and the Assignment were modified by that certain First Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of February 23, 2009 and recorded on February 25, 2009, as Doc. No. 2009-0093614 in the Official Recorder’s Office of San Diego County, California.

The Deed of Trust and the Assignment encumber a fee estate in certain real property located in San Diego, California, more particularly described therein, together with certain other personal property and other property as set forth therein (the “Property”).

The Notes, Deed of Trust and related Loan Documents, as the context may require, are hereinafter collectively referred to as “Loan Documents.”

New Aventine, L.L.C.

August 20, 2012

The Maturity Date of the Loan is September 1, 2012 (the “Original Maturity Date’).

In order to provide Borrower with an extension of the Original Maturity Date, Lender is willing to provide a short-term extension of the maturity date of the Loan in accordance with and subject to the terms and conditions set forth below (the “Letter Agreement”).

All capitalized terms used in this Letter Agreement and not otherwise defined herein shall have the respective meanings set forth in the Loan Documents unless the context clearly requires otherwise.

1. Extension. Lender and Borrower hereby agree to extend the Loan as of the date hereof and as set forth in this paragraph upon and subject to all the same terms and conditions set forth in the Loan Documents. Subject to all of the terms and conditions of this Letter Agreement, the maturity date for payment of the unpaid balance of principal and interest under the Loan Documents is hereby extended from the Original Maturity Date to November 1, 2012 (such latter date being hereinafter referred to as the “Extended Maturity Date”). The period from the Original Maturity Date to and including October 31, 2012 is hereinafter referred to as the “Extended Term”.

2. Interest Rate. During the Extended Term, notwithstanding anything in the Notes to the contrary, the Interest Rate shall be 5.6% (the “Extended Term Interest Rate”). Interest at the existing Interest Rate shall be payable on the first day of the month of September, 2012. From and after September 1, 2012, interest shall accrue on the Loan at the Extended Term Interest Rate and shall be due and payable in accordance with the terms of the Loan Documents. The entire outstanding principal balance of the Loan together with all accrued interest and all other sums due under the Loan Documents, shall be paid on the Extended Maturity Date.

3. Other Terms and Requirements. The following are conditions precedent to the extension contemplated by this Letter Agreement:

(a) The Loan must be current and not in default on the Original Maturity Date In addition, on the Original Maturity Date the Property must be in material compliance with all governmental laws, rules, regulations and ordinances.

(b) Please execute this Letter Agreement and return it to the undersigned no later than August 22, 2012, indicating your agreement to its terms and conditions. Promptly thereafter but in no event later than August 29, 2012, Borrower or its counsel shall deliver to Lender, at Borrower’s sole cost and expense, (i) an endorsement to each of Lender’s title insurance policies insuring the continued first lien priority of the Deed of Trust, as modified by this Letter Agreement, and further insuring that there are no liens, encumbrances or exceptions to title which are not reflected in the existing title insurance policies, and (ii) such other title endorsements as Lender shall require. The title companies shall also obtain ratification letters from each of the existing reinsurers on the loan with respect to the Letter Agreement.

New Aventine, L.L.C.

August 20, 2012

(c) Borrower shall pay all premiums for and costs of such title endorsements and all other out of pocket costs in connection with the matters contemplated by this Letter Agreement. Lender shall incur no cost or expense in connection with the matters contemplated by this Letter Agreement.

(d) Upon Borrower’s execution and delivery of this Letter Agreement to Lender, Borrower shall deliver to MetLife a non-refundable processing fee in the amount of $2,500 (“Processing Fee”) by wire transfer or cashier’s or certified check payable to MetLife. Borrower acknowledges that the Processing Fee has already been earned by Lender and no portion of this fee shall be returned under any circumstances whatsoever.

(e) The extension of the Original Maturity Date contemplated by this Letter Agreement shall be of no force or effect unless, no later than August 22, 2012 Borrower executes and delivers to Lender an unmodified original of this Letter Agreement, which execution and delivery shall indicate Borrower’s acknowledgment of and agreement to the terms and conditions set forth herein.

4. No Further Extension. LENDER IS ALLOWING ONLY A SHORT TERM EXTENSION TO NOVEMBER 1, 2012 OF THE ORIGINAL MATURITY DATE AND IN NO EVENT SHALL LENDER HAVE ANY OBLIGATION TO CONSENT TO A FURTHER EXTENSION OF THE ORIGINAL MATURITY DATE OR THE EXTENDED MATURITY DATE. LENDER EXPRESSLY RESERVES ALL OF ITS RIGHTS AND REMEDIES ALLOWED UNDER THE LOAN DOCUMENTS.

5. Conforming Modifications. Subject to the terms of this Letter Agreement: The Deed of Trust and the other Loan Documents are each hereby modified to provide that all references therein to the “Note,” the “Deed of Trust” or any other Loan Document shall be deemed to refer to the Deed of Trust and any such other Loan Document as amended hereby. The Deed of Trust is hereby modified to provide that the Deed of Trust secures the Notes, as amended hereby, in addition to and not in limitation of all other indebtedness and obligations stated in the Deed of Trust to be secured thereby. It is the intention of the parties hereto that this agreement shall be deemed to form a part of the Loan Documents that it amends, and shall constitute a “Loan Document” as referred to herein and therein. Except as specifically supplemented and amended hereby, the Loan Documents shall each remain in full force and effect.

6. Non-Impairment. Except as expressly provided herein, nothing contained in this agreement shall (i) alter or affect any provision, condition or covenant contained in the Notes, the Deed of Trust or the other Loan Documents or affect or impair any rights, powers or remedies thereunder, it being the intent hereof that the provisions of the Notes, the Deed of Trust and the other Loan Documents shall each continue in full force and effect except as expressly modified hereby, or (ii) be deemed or construed to be an impairment of the lien of the Deed of Trust, and the lien of the Deed of Trust shall remain a first lien encumbering the Property covered by the Deed of Trust.

New Aventine, L.L.C.

August 20, 2012

7. Confirmation of Covenants. Borrower hereby confirms each of the covenants, agreements, representations and warranties and obligations of Borrower set forth in the Loan Documents, as modified and amended hereby. Borrower acknowledges and agrees that, if and to the extent that Lender has not heretofore required strict compliance with the performance of such covenants, agreements and obligations, such action or inaction shall not constitute a waiver of, or otherwise affect in any manner, Lender’s rights and remedies under the Loan Documents, as amended hereby, including the right to require performance of such covenants, agreements and obligations strictly in accordance with the terms and provisions thereof. Lender reserves all of its rights and remedies under the Loan Documents and all of its rights and remedies which it has against any guarantor or endorser of the Notes.

8. Borrower’s Acknowledgement. Borrower acknowledges and agrees that (i) Lender is conducting due diligence with respect to Borrower’s loan application for a new loan to be secured by the Property (the “New Loan”) and is concurrently negotiating loan documents for the New Loan; (ii) Lender expressly reserves all of its rights in the loan application; and (iii) Lender has no obligation to accept the loan application, or close and fund the New Loan and that Lender has made no assurances that the New Loan will be closed and funded.

9. General. This agreement may be executed in any number of counterparts, each of which when executed and delivered to Lender will be deemed to be an original, and all of which, taken together, will be deemed to be one and the same instrument. This agreement shall be governed by and construed in accordance with the laws of the State of California. If any court of competent jurisdiction determines any provision of this agreement or any of the Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part hereof or of the Loan Documents. On behalf of itself and all of its constituents, Borrower hereby agrees and consents to the exclusive jurisdiction and venue of the state courts of California and the federal courts of the United States having territorial jurisdiction where the Property is located. Borrower agrees to execute such other documents and instruments reasonably required by Lender to effectuate the purposes of this Letter Agreement.

Very truly yours,

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By:	/s/ Jeffrey Finn
Name:	Jeffrey Finn
Title:	Director

New Aventine, L.L.C.

August 20, 2012

Agreed to and accepted:

This 21st day of August, 2012

NEW AVENTINE, L.L.C., a Delaware limited liability company

By:	/s/ Jonathan Stanner
Name:	Jonathan Stanner
Its:	Vice President, Capital Markets & Treasurer

New Aventine, L.L.C.

August 20, 2012

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR:

In order to induce Lender to enter into the above agreement, and without limiting the generality of any provision of the Guaranty dated as of August 31, 2007 by SHC Aventine II, L.L.C., a Delaware limited liability company (“Guarantor”), Guarantor hereby confirms and agrees that:

1.	Guarantor is currently the “Guarantor” under and pursuant to the Guaranty.

2.	The Guaranty is unmodified and in full force and effect and there are no setoffs, defenses or counterclaims against the enforcement of any obligation on the part of Guarantor thereunder.

3.	Guarantor hereby consents to Borrower’s execution and delivery of this Letter Agreement and agrees that this Letter Agreement and the Loan Documents, as modified by this Letter Agreement, are and shall be included within the defined term “Loan Documents” as that term is used throughout the Guaranty.

Dated: August 21, 2012

SHC AVENTINE II, L.L.C.,
a Delaware limited liability company

By:	/s/ Jonathan Stanner
Name:	Jonathan Stanner
Its:	Vice President, Capital Markets & Treasurer